Exhibit15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-214142) and Amendment No. 1 to Form F-3 (No. 333-273175) of our reports dated April 29, 2024, relating to the consolidated financial statements of TROOPS, Inc. and subsidiaries and the effectiveness of TROOPS, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Amendment No. 1 to Form 20-F for the year ended December 31, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

August 23, 2024